UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2025

AMERICAN NATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31911	42-1447959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Moody Plaza
Galveston, Texas 77550
(Address of principal executive offices and zip code)

(888) 221-1234

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Depositary Shares, each representing a 1/1,000th interest in a share of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B	ANGpB	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of 7.375% Fixed-Rate Non-Cumulative Preferred Stock, Series D	ANGpD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Investor Meetings

Beginning on August 18, 2025, American National Group Inc. (the “Company”) will host one or more investor meetings. In connection therewith, the Company will make available certain information that supplements or updates certain prior disclosures of the Company. The Company is filing herewith such information as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated into this Item 8.01 by reference.

Reorganization

The Company and Argo Group International Holdings, Inc. (“Argo”) are in the process of obtaining applicable regulatory approvals to complete an internal reorganization to establish a unified property & casualty insurance platform under Argo, an affiliate of the Company (the “P&C Reorganization”). Argo is not a subsidiary of the Company.

As currently contemplated, the P&C Reorganization will result in the transfer by the Company of all of its existing property and casualty subsidiaries, American National Property And Casualty Company and its subsidiaries (“ANPAC”), United Farm Family Insurance Company (“UFFIC”) And Farm Family Casualty Insurance Company and its subsidiaries (“FFCIC” and, together with ANPAC and UFFIC, collectively, the “P&C Subsidiaries”), to Argo. The P&C Subsidiaries represented approximately 4% of the Company’s total assets and 18% of the Company’s total equity, in each case, as of June 30, 2025. The P&C Subsidiaries represented approximately 7% of the Company’s pre-tax aggregate segment distributable operating earnings and contributed net income before income taxes of $6 million to the Company’s net loss before income taxes of $66 million for the six months ended June 30, 2025, and approximately 11% of the Company’s pre-tax aggregate segment distributable operating earnings and 26% of the Company’s net income before income taxes for the year ended December 31, 2024.  The foregoing percentages are preliminary estimates by the Company based on information available to the Company as of the date hereof; actual percentages may differ materially from the preliminary estimates set forth herein.

The Company currently expects to receive a capital contribution subsequent to the P&C Reorganization (the “Expected Capital Contribution”), and the Company intends to use the proceeds thereof to repay outstanding term loans with the objective of keeping the P&C Reorganization leverage neutral to the Company.

Closing of the P&C Reorganization is subject to receipt of certain regulatory approvals and is expected to occur by the end of this year. However, no definitive agreement for the P&C Reorganization has been entered into, and there is no guarantee that the P&C Reorganization or the Expected Capital Contribution will be consummated on the terms or timeline described herein, or at all.

This report and the exhibit hereto include certain non-GAAP financial measures, including distributable operating earnings and adjusted common stockholder’s equity. We regularly monitor these non-GAAP measures that are used to evaluate our performance and analyze underlying business performance and trends. We use these measures to establish budgets and operational goals, manage our business and evaluate our performance. We also believe that these measures help investors compare our operating performance with our results in prior years. These non-GAAP financial measures are provided as supplemental information to the financial measures disclosed by the Company that are calculated and presented in accordance with GAAP. These non-GAAP measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies, including those within our industry. Consequently, our non-GAAP measures should not be evaluated in isolation, but rather, should be considered together with the most directly comparable GAAP measure in our consolidated financial statements for the periods presented. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, please see “Performance Measures Used by Management” in the our annual report on Form 10-K for the fiscal year ended December 31, 2024, and our subsequent quarterly reports on Form 10-Q.

This Current Report on Form 8-K contains forward-looking statements that are based on current expectations of management of the Company. Such statements include expectations regarding the P&C Reorganization and the Expected Capital Contribution, including the impact therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

99.1	Supplemental Disclosure, dated August 18, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL GROUP INC.

Date: August 18, 2025	By:	/s/ Reza Syed
Reza Syed
Chief Financial Officer & Executive Vice President